Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of July 7, 2023, by and among FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). Each of the SPAC, the Company, Pubco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, the Company, Pubco and Merger Sub previously entered into that certain Amended and Restated Agreement and Plan of Merger, dated January 31, 2023 (as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Merger dated June 25, 2023, the “A&R Business Combination Agreement”);

WHEREAS, Section 11.10 of the A&R Business Combination Agreement provides that the A&R Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the A&R Business Combination Agreement and which makes reference to the A&R Business Combination Agreement; and

WHEREAS, the Parties desire to amend the A&R Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.	Section 10.01(c)(ii). Section 10.01(c)(ii) of the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(ii) the Closing has not occurred on or before the Termination Date;”

2.	Section 10.01(k). Section 10.01(k) of the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“by written notice from SPAC to the Company if (i) the Company or any of its Subsidiaries agrees to enter into any binding agreement described on Schedule 10.01(k), (ii) all the conditions to Closing in Article IX have been satisfied (except for those that by their nature can only be satisfied at the Closing but are expected to be satisfied) and (iii) the pro forma condensed combined financial information (which combines the historical financial information of SPAC and the Company) that is included in the Form S-4 at the time of its effectiveness, taking into account the transaction contemplated by the binding agreement described on Schedule 10.01(k)(ii) or any other agreement entered into by the Company or its Subsidiaries of the type described on Schedule 10.01(k), does not reflect the consolidation of Falcon’s Creative Group, LLC, a Florida limited liability company and a Subsidiary of the Company (or any successor to Falcon’s Creative Group, LLC or its assets), with the Company.”

3.	Section 10.02(a). Section 10.02(a) of the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“In the event this Agreement is terminated (i) by SPAC in accordance with Section 10.01(b), Section 10.01(f), Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k) or Section 10.01(l), (ii) by the Company in accordance with Section 10.01(c)(ii) at a time when SPAC is entitled to terminate this Agreement pursuant to Section 10.01(b), Section 10.01(f), Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k), or Section 10.01(l), (iii) by the Company in accordance with Section 10.01(l) or (iv) by the Company in accordance with Section 10.01(c)(iii) if the final, non-appealable Governmental Order or other Law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of SPAC, the Company shall pay or cause to be paid to SPAC (or its designees) a fee equal to the Termination Fee (x) within two (2) Business Days after the date of such termination if the Termination Fee is the Default Termination Fee or (y) within twelve (12) months after the date of such termination if the Termination Fee is the Reduced Termination Fee, in each case by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that, (A) in no event shall the Termination Fee be payable if (I) Company terminates this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), or (II) this Agreement is terminated at a time when the Company is entitled to terminate this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), (B) in no event shall the Company be required to pay the Termination Fee more than once, and (C) in no event will SPAC be entitled to both (I) a remedy of specific performance that enforces the Closing and (II) the receipt of the Termination Fee.”

4.	Termination Fee. The definition of “Termination Fee” in the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Termination Fee” means an amount equal to (a)(i) twelve million five hundred thousand dollars ($12,500,000) minus (ii) (A) the Funded Extension Amount divided by (B) two (such amount in this clause (a), the “Default Termination Fee”) or (b) 50% of the Default Termination Fee in the event that the Agreement is terminated pursuant to Section 10.01(l) or the Agreement is terminated at a time that SPAC or the Company would be entitled to terminate this Agreement pursuant to Section 10.01(l) (such amount in this clause (b), the “Reduced Termination Fee”).

5.	Promissory Note. On the date of this Amendment, the Promissory Note was amended to increase the amount Katmandu agreed to advance to SPAC to be up to $2,250,000.00, it being acknowledged that, as of the date of this Amendment, Katmandu has already advanced $1,500,000.00 (out of $2,250,000.00) to SPAC.

6.	Schedule 1.01(f). Schedule 1.01(f) to the A&R Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

7.	Schedule 10.01(k)(ii). A new Schedule 10.01(k)(ii), as set forth in Exhibit B attached hereto, shall be added to the A&R Business Combination Agreement.

8.	No Further Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the A&R Business Combination Agreement remain unchanged and continue in full force and effect.

9.	No Waiver. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the A&R Business Combination Agreement nor shall it constitute a waiver of any provision of the A&R Business Combination Agreement.

10.	Effect of Amendment. This Amendment shall form a part of the A&R Business Combination Agreement for all purposes, and each party to this Amendment and to the A&R Business Combination Agreement shall be bound by this Amendment.

11.	Governing Law. This Amendment, and any action, suit, dispute, controversy or claim arising out of this Amendment, or the validity, interpretation, breach or termination of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.

12.	Entire Agreement; Counterparts. This Amendment, the A&R Business Combination Agreement (as amended by this Amendment) and any other documents and instruments and agreements among the Parties as contemplated by or specifically referred to in the A&R Business Combination Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the Parties relating to the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among the Parties relating to the subject matter hereof and thereof. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	CFO

[Signature Page to Amendment No. 2 to A&R Business Combination Agreement]

FALCON’S BEYOND GLOBAL, LLC

By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No. 2 to A&R Business Combination Agreement]

FALCON’S BEYOND GLOBAL, INC.

By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No. 2 to A&R Business Combination Agreement]

PALM MERGER SUB, LLC

By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No. 2 to Business Combination Agreement]

EXHIBIT A

Schedule 1.01(f)

SPAC Extension Expenses

SPAC Incremental Expenses Incurred due to Extension

Fees and expenses of SPAC or Sponsor incurred or committed to be incurred pursuant to or in furtherance of Section 8.14, including with respect to the Extension Proposal, the Extension Proxy Statement or the Extension Meeting (including NYSE 2023 Fee, additional Continental expenses, Morrow expenses, Withum and advisor expenses for Q1 and Q2 10-Qs and Opportune fees and expenses in connection with BCA amendment)	$500,000
Cash For Trust Deposit	$1,750,000		Up to ~$250K/month to deploy

Estimated Incremental Expenses due to Extension	$2,250,000	[1]

[1]	The parties to the A&R Business Combination Agreement acknowledge and agree that $1,500,000 out of the $2,250,000 Estimated Incremental Expenses due to Extension has already been advanced by Katmandu to SPAC.

EXHIBIT B

Schedule 10.01(k)(ii)

QIC Agreement

1.	Subscription Agreement, by and between Falcon’s Creative Group, LLC and QIC Delaware, Inc., and, solely for the purposes of Sections 5.3 and 5.4 therein, the Company, a draft of which is attached hereto.

2.	Amended and Restated Limited Liability Company Agreement of Falcon’s Creative Group, LLC, a draft of which is attached hereto.

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